Filed under Rule 424(b)(2), Registration Statement No. 333-206284

Preliminary Pricing Supplement No. 98 - Dated Monday, February 22, 2016 (To: Prospectus dated August 10, 2015)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DJD4	[]	100.00% (1)	1.125%	[]	Fixed	4.000%	Monthly	03/15/2019	4/15/2016	$4.67	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 3/15/2017 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500 % discount to the public offering price.
02006DJE2	[]	100.00% (2)	1.700%	[]	Fixed	4.250%	Monthly	03/15/2021	4/15/2016	$4.96	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 3/15/2017 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500 % discount to the public offering price.

Ally Financial Inc.	Offering Date: Monday, February 22, 2016 through Monday, February 29, 2016	Ally Financial Inc.
	Trade Date: Monday, February 29, 2016 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, March 3, 2016	Prospectus dated August 10, 2015
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.